EXHIBIT 99.3
Exhibit 12
WEYERHAEUSER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollar amounts in millions)

	2006	2005	2004	2003	2002

Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$2,080	$2,166	$2,723	$1,425	$1,049
Add: interest portion of rental expense	57	53	54	53	48
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	(49)	9	(36)	9	(20)

Available earnings	$2,088	$2,228	$2,741	$1,487	$1,077

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$508	$625	$727	$705	$701
Weyerhaeuser Real Estate Company and other related subsidiaries	67	53	57	53	53
Subtotal	575	678	784	758	754
Less: intercompany interest	(10)	3	—	—	(1)
Total interest expense incurred	565	681	784	758	753
Amortization of debt expense	11	18	15	14	24
Interest portion of rental expense	57	53	54	53	48
Total fixed charges	$633	$752	$853	$825	$825

Ratio of earnings to fixed charges	3.30	2.96	3.21	1.80	1.31

WEYERHAEUSER COMPANY WITH ITS WEYERHAEUSER REAL ESTATE COMPANY AND OTHER RELATED SUBSIDIARIES ACCOUNTED FOR ON THE EQUITY METHOD, BUT EXCLUDING THE UNDISTRIBUTED EARNINGS OF THOSE SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(DOLLAR AMOUNTS IN MILLIONS)

	2006	2005	2004	2003	2002

Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$2,014	$2,094	$2,631	$1,345	$976
Add: interest portion of rental expense	50	46	49	48	44
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	(6)	29	(6)	2	(4)
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(723)	(734)	(610)	(392)	(336)
Add: dividends paid to Weyerhaeuser	—	—	—	115	170

Available earnings	$1,335	$1,435	$2,064	$1,118	$850

Fixed charges:
Interest expense incurred	$508	$625	$727	$705	$701
Amortization of debt expense	11	18	15	14	24
Interest portion of rental expense	50	46	49	48	44
Total fixed charges	$569	$689	$791	$767	$769

Ratio of earnings to fixed charges	2.35	2.08	2.61	1.46	1.11